                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE         April 24, 2001

Contacts:
Investor Relations                  Media Relations
Diana Matley                        Kevin Brett
408-433-4365                        408-433-7150
diana@lsil.com                      kbrett@lsil.com

CC01-42


LSI LOGIC REPORTS FIRST QUARTER 2001 REVENUES AND PROFITS

         The LSI Logic 2001 first quarter news release follows this summary


-       First Quarter Revenues of $517 million.

-       Net income EBG* of $9.5 million.

- Diluted per share EBG of 3 cents; compared to First Call consensus estimate of 3 cents.

-       Cash and short-term investments of $1.1 billion.


* Earnings before goodwill amortization and other special items.

                LSI LOGIC TAKES STEPS TO REDUCE EXPENDITURES AND
                 ENHANCE COMPETITIVE POSITION FOR FUTURE GROWTH

MILPITAS, CALIFORNIA -- LSI Logic Corporation (NYSE:LSI) today reported 2001 first quarter revenues of $517 million, a 31 percent decrease from the $751 million reported in the fourth quarter, and 16 percent lower than the $615 million recorded in the first quarter of 2000.

First quarter 2001 net income, before amortization of goodwill and other special items (EBG), was $9.5 million or 3 cents a diluted share, compared to $116 million or 34 cents a diluted share in the fourth quarter, and $88 million or 26 cents a diluted share in the first quarter of 2000.

"Our first quarter financial results were impacted by the abrupt decline of the U.S. economy, weakened end-demand and the widespread accumulation of inventory in the supply chain," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "While our visibility is limited, there are indicators that point to the resumption of revenue growth in the second half of the year.

"We announced an accretive transaction to acquire C-Cube Microsystems to expand our position in global communications and consumer markets. We signed a process technology collaboration agreement with TSMC, allowing us to more rapidly deliver advanced products to the marketplace and to reduce our development costs. We also announced the closure of our Colorado Springs facility, consolidating our manufacturing to our world-class Gresham and Tsukuba fabs. LSI Logic will compete from a position of strength when the industry rebounds with leading-edge technology for the communications, storage and consumer markets."

Bryon Look, LSI Logic executive vice president and chief financial officer, said the company will take a $120 million to $150 million charge for fixed asset write-downs, severance, direct exit costs and other expenses associated with the August closure of the company's Colorado Springs manufacturing facility. The restructuring charge will be incurred in the second quarter, and other related charges will be recorded in the second and third quarters of 2001.

"LSI Logic has responded aggressively to rapidly changing economic conditions," said Look. "We have taken action to reduce expenditures, invest in our future and strengthen our balance sheet. We are prepared for the anticipated resumption of growth in our targeted vertical markets."

LSI Logic also learned today that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to its exchange offer for all of the outstanding shares of C-Cube common stock. In addition, LSI Logic anticipates that its registration statement filed in connection with the exchange offer will be declared effective by the Securities and Exchange Commission on April 26. The exchange offer commenced on April 13, and is scheduled to expire at midnight EDT on May 10, unless extended.

                           LSI LOGIC BUSINESS OUTLOOK

LSI Logic expects 2001 Q2 revenues to decline approximately 10-15 percent sequentially from the $517 million reported in the first quarter.

The company anticipates reporting a second quarter loss of 7 cents a diluted share on an EBG basis.

Second quarter gross margin is expected to be approximately 38 percent.

The company does not anticipate selling any equity investments in the second quarter.

The 2001 tax rate is expected to be 25 percent.

Capital spending for 2001 is anticipated to be approximately $500 million.

Second quarter depreciation is projected to be about $99 million.

NOTE: The company's financial guidance will be limited to the comments made on today's public conference call and contained in the Business Outlook section of this news release.


                             LSI LOGIC ANNOUNCEMENTS

- LSI Logic Corporation and C-Cube Microsystems Inc. announced a definitive merger agreement in which LSI Logic has agreed to acquire C-Cube in a stock-for-stock transaction valued at approximately $878 million. The transaction is expected to be accretive to LSI Logic earnings (EBG) in 2001. http://www.lsilogic.com/news/financial_news/fr20010326.html

- LSI Logic and Taiwan Semiconductor Manufacturing Company announced an agreement to combine their efforts for development of advanced process technologies and to collaborate on state-of-the-art manufacturing. http://www.lsilogic.com/news/corporate_news/cr20010404.html

- LSI Logic announced plans to close its Colorado Springs manufacturing facility in August, taking a $120 million to $150 million charge for fixed asset write-downs, severance, direct exit costs and other closure-related expenses. http://www.lsilogic.com/news/corporate_news/cr20010411.html

- BBC Research & Development and LSI Logic received the Queen's Award for Industry in the "Innovation" category for the jointly developed single-chip terrestrial television (DTT) demodulator.
http://www.lsilogic.com/news/corporate_news/cr20010423.html

- LSI Logic licensed NewLogic Technology's Bluetooth intellectual property core in order to offer this capability for integration into custom and standard chips for next-generation communications products.
http://www.lsilogic.com/news/corporate_news/cr20010416.html

- LSI Logic introduced the LSI403Z digital signal processor, intended for the Small Office Home Office (SOHO) and residential gateway applications. http://www.lsilogic.com/news/product_news/pr20010306.html

- LSI Logic introduced the newest product in the company's SignalSphere(TM) wireless family, the CBP 4.0, a highly integrated single-chip CDMA baseband processor supporting the 3G standard.
http://www.lsilogic.com/news/product_news/pr20010319.html

- Conexant Systems Inc. licensed LSI Logic's ZSP(TM)400 digital signal processor
(DSP) core for integration across its product lines supporting wireless mobile and communications applications. Broadcom, Brecis Communications, Virata and IBM also to license LSI Logic's open architecture DSP core.
http://www.lsilogic.com/news/corporate_news/cr20010316.html

- LSI Logic announced two products in the SpeedREACH(TM) family, designed to fuel the growth of the consumer ADSL market by providing better performance at a lower cost for both central office and customer premise equipment applications. http://www.lsilogic.com/news/product_news/pr20010129.html

- LSI Logic announced the availability of its Fusion-MPT(TM) architecture integrated mirroring for servers and high-end workstations. The new integrated mirroring feature provides fault-tolerant solutions for NAS (Network Attached Storage) connected servers.
http://www.lsilogic.com/news/product_news/pr20010316.html

- LSI Logic introduced a set of environmentally friendly, lead-free ball grid array packages widely used in communications and storage products. These advanced lead-free packaging solutions comply with government directives and environmental regulations in the United States, Europe and Japan.
http://www.lsilogic.com/news/product_news/pr20010314.html

- LSI Logic announced the first fully integrated Ethernet switch for HP Procurve Networking 10/100/1000 switches that achieves the highest level of integration in the industry today. http://www.lsilogic.com/news/product_news/pr20010115.html



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

LSI Logic Conference Call Information: LSI Logic will hold a conference call today at 2 p.m. PDT to discuss first quarter financial results. The access number is 1-212-346-0184. The call will be webcast real time through www.StreetFusion.com. A replay of the call will be available today at approximately 5 p.m. PDT and will be available for 48 hours. The number is 1-800-633-8284, (1-858-812-6440, international) access code 18521690. The replay will also be available over the Internet at the StreetFusion website. The StreetFusion replay will be available until May 1

LSI Logic has filed a Registration Statement on Form S-4 and a Schedule TO. C-Cube has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission in connection with LSI Logic's exchange offer for the outstanding shares of C-Cube. LSI Logic and C-Cube have mailed a prospectus, the Schedule 14D-9 and related tender offer materials to shareholders of C-Cube. These documents contain important information about the transaction. Investors and security holders are urged to read these documents carefully. Investors and security holders can obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov. In addition to the Registration Statement, Schedule TO, Prospectus and Schedule 14D-9, LSI Logic and C-Cube file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by LSI Logic or C-Cube at the SEC public reference room at 450 Fifth Street, N.W., Washington, DC 20549 or at any of the commission's other public reference rooms in New York, N.Y. or Chicago, Ill. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. LSI Logic's and C-Cube's filings with the Securities and Exchange Commission are also available to the public from commercial document-retrieval services and at the website maintained by the commission, http://www.sec.gov.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: The statements by LSI Logic management and the above statements regarding acceleration or deceleration of future bookings, revenues and earnings, gross margins, gains from investment income, tax rates, capital spending, and future depreciation estimates made in this news release include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity and the realization of benefits from the company's strategic relationships and investments. The extent to which the company's plans for future cost reductions are realized may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 866-574-5741 (within U.S.), 719-533-7679
(outside U.S.), http://www.lsilogic.com.

                                      # # #

Editor's Notes:
1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.
2.      The LSI Logic logo design is a registered trademark of LSI Logic
        Corporation.
3. All other brand or product names may be trademarks or registered trademarks of their respective companies.

                              LSI LOGIC CORPORATION
           RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                                Three Months Ended
                                                                           ----------------------------
                                                                           March 31,          March 31,
                                                                             2001               2000
                                                                           ---------          ---------
Pro forma net income                                                       $   9,493          $  87,931
                                                                           ---------          ---------

Special items:
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation                 (48,356)           (11,836)
    Restructuring of operations and other non-recurring items, net                --             (2,781)
    Other special items                                                           --             12,383
    Tax benefit                                                                7,615                546
                                                                           ---------          ---------

        Total special items                                                  (40,741)            (1,688)
                                                                           ---------          ---------

Net (loss)/ income                                                         $ (31,248)         $  86,243
                                                                           =========          =========

Basic earnings per share:
    Pro forma net income                                                   $    0.03          $    0.29
    Special items **                                                           (0.13)             (0.01)
                                                                           ---------          ---------

    Net (loss)/ income                                                     $   (0.10)         $    0.28
                                                                           =========          =========

Diluted earnings per share*:
    Pro forma net income                                                   $    0.03          $    0.26
    Special items **                                                           (0.13)             (0.01)
                                                                           ---------          ---------

    Net (loss)/ income                                                     $   (0.10)         $    0.25
                                                                           =========          =========

Shares used in computing per share amounts:
    Basic                                                                    320,369            302,682
                                                                           =========          =========

    Diluted                                                                  320,369            349,159
                                                                           =========          =========


* In computing diluted earnings per share for the three month period ended March 31, 2001, common stock equivalents were excluded from the computation of diluted earnings per share as a result of their antidilutive effect. In computing diluted earnings per share for the three month period ended March 31, 2000, net income was increased by $2,750 for interest, net of taxes, on the $345 million convertible notes considered dilutive common stock equivalents.

** This line item includes rounding adjustments and the difference in diluted shares for pro forma purposes as compared to GAAP.

                              LSI LOGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                               Three Months Ended
                                                                           ----------------------------
                                                                           March 31,          March 31,
                                                                             2001               2000
                                                                           ---------          ---------
Revenues                                                                   $ 517,199          $ 615,186
                                                                           ---------          ---------

Costs and expenses:
    Cost of revenues                                                         311,145            365,500
    Research and development                                                 118,767             80,229
    Selling, general and administrative                                       78,971             70,240
    Restructuring of operations and other non-recurring items, net                --              2,781
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation *                48,356             11,836
                                                                           ---------          ---------

        Total costs and expenses                                             557,239            530,586
                                                                           ---------          ---------

(Loss)/ income from operations                                               (40,040)            84,600

Interest expense                                                              (9,940)           (10,893)
Interest income and other, net                                                 8,979              7,129
Gain on sale of equity securities                                              5,302             34,172
                                                                           ---------          ---------

(Loss)/ income before income taxes                                           (35,699)           115,008
(Benefit)/ provision for income taxes                                         (4,451)            28,765
                                                                           ---------          ---------

Net (loss)/ income                                                         $ (31,248)         $  86,243
                                                                           =========          =========

(Loss)/ earnings per share:
    Basic                                                                  $   (0.10)         $    0.28
                                                                           =========          =========

    Diluted ***                                                            $   (0.10)         $    0.25
                                                                           =========          =========

Shares used in computing per share amounts:
    Basic                                                                    320,369            302,682
                                                                           =========          =========

    Diluted                                                                  320,369            349,159
                                                                           =========          =========


* The amortization of acquisition related items including intangibles and non-cash deferred stock compensation for the quarter ended March 31, 2001 are comprised of the following items:

          Amortization of continuing intangibles                      $ 27,089
          Amortization of non-cash deferred stock compensation **       21,267
                                                                      --------
                                                                      $ 48,356
                                                                      --------

** On July 1, 2000, FASB Interpretation ("FIN") No. 44, " Accounting For Certain Transactions Involving Stock Compensation" was adopted by the Company. The acquisition of DataPath Systems, Inc. closed on July 14, 2000 and Syntax Systems, Inc. closed on November 29, 2000, after the effective date of the new interpretation. In accordance with FIN No. 44, the intrinsic value of the options and restricted stock awards assumed as part of the transaction and not vested as of the closing date was recorded as deferred compensation and included as a component of stockholders' equity. The deferred compensation is being amortized over the respective vesting periods of the options and awards.

*** In computing diluted earnings per share for the three month period ended March 31, 2001, common stock equivalents were excluded from the computation of diluted earnings per share as a result of their antidilutive effect. In computing diluted earnings per share for the three month period ended March 31, 2000, net income was increased by $2,750 for interest, net of taxes, on the $345 million convertible notes considered dilutive common stock equivalents.

                              LSI LOGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN MILLIONS)
                                   (UNAUDITED)


                                                             March 31,        December 31,
                                                               2001              2000
                                                             --------          --------
ASSETS
Current assets:
    Cash and short-term investments                          $1,059.6          $1,133.2
    Accounts receivable, net                                    359.6             522.7
    Inventories                                                 358.9             290.4
    Prepaid expenses and other current assets                   133.3             125.9
                                                             --------          --------

        Total current assets                                  1,911.4           2,072.2

Property and equipment, net                                   1,333.9           1,278.7
Goodwill and other intangibles                                  554.4             580.9
Other assets                                                    282.9             265.7
                                                             --------          --------


        Total assets                                         $4,082.6          $4,197.5
                                                             ========          ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current liabilities                                      $  558.1          $  626.0
    Current portion of long-term debt, capital lease
        obligations and short-term borrowings                     0.6               1.0
                                                             --------          --------

        Total current liabilities                               558.7             627.0

Long-term debt, capital lease obligations and
        other noncurrent liabilities                          1,055.0           1,066.7
                                                             --------          --------

        Total liabilities                                     1,613.7           1,693.7

Minority interest in consolidated subsidiaries                    5.6               5.7
                                                             --------          --------

Stockholders' equity:
    Common stock                                              1,946.9           1,934.7
    Deferred stock compensation                                (141.7)           (163.0)
    Retained earnings                                           641.0             672.2
    Accumulated other comprehensive income                       17.1              54.2
                                                             --------          --------

        Total stockholders' equity                            2,463.3           2,498.1
                                                             --------          --------

        Total liabilities and stockholders' equity           $4,082.6          $4,197.5
                                                             ========          ========

                              LSI LOGIC CORPORATION
                         SELECTED FINANCIAL INFORMATION
                        (IN MILLIONS, EXCEPT WHERE NOTED)
                                   (UNAUDITED)


                                                                    Three Months Ended
                                                    --------------------------------------------------
                                                    March 31,            Dec. 31,            March 31,
                                                      2001                 2000                2000
                                                    ----------          ----------          ----------
Semiconductor revenues                              $    455.0          $    642.5          $    530.4
SAN Systems revenues                                $     62.2          $    108.1          $     84.8
Total revenues                                      $    517.2          $    750.6          $    615.2
Percentage change in revenues-qtr./qtr. (a)             -31.1%                 3.2%                5.2%
Percentage change in revenues-yr./yr. (b)               -15.9%                28.3%               32.7%


Capital additions                                   $    186.8          $    247.9          $     80.7
Depreciation / amortization (c)                     $     89.5          $     87.8          $     80.3

Days sales outstanding                                      63                  63                  58
Days of inventory                                          104                  62                  63
Current ratio                                              3.4                 3.3                 3.8
Quick ratio                                                2.5                 2.6                 2.9

R&D as a percentage of revenues                           23.0%               14.7%               13.0%
SG&A as a percentage of revenues                          15.3%               11.0%               11.4%
Gross margin as a percentage of revenues                  39.8%               43.8%               40.6%

Employees  (d)                                           7,298               7,221               6,557
Revenues per employee (in thousands) (e)            $    283.5          $    415.8          $    375.3
Diluted shares (in thousands) (f)                      330,384             353,408             349,159


(a)     Represents sequential quarter growth in revenues.

(b) Represents growth in revenues in the quarter presented as compared to the same quarter of the previous year.

(c) Excludes amortization of acquisition related intangibles and non-cash deferred stock compensation.

(d)     Actual number of employees at the end of each period presented.

(e) Revenue per employee is calculated by annualizing revenue for each quarter presented and dividing it by the number of employees.

(f)     Shares used in determining pro forma diluted earnings per share.